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Exhibit 8.2

MEMBER OF THE STATE BAR OF CALIFORNIA. PRACTICE LIMITED TO MATTERS OF FEDERAL INCOME TAXATION.	MURRAY H. FALK 2040 W. Calle Casas Lindas Green Valley, AZ 85614 Tel. (520) 648-1164

September 2, 2005

Pacific Liberty Bank
11950 Beach Boulevard
Huntington Beach, California 92648

Attention: Rick Ganulin

Ladies and Gentlemen:

        I have acted as special tax counsel to Pacific Liberty Bank, a California banking corporation ("Pacific Liberty"), in connection with the planned merger of PLB Acquisition Corp., a California corporation directly wholly owned by First Community Bancorp, a bank holding company organized under the laws of the State of California ("First Community"), with and into Pacific Liberty, followed immediately by the merger of Pacific Liberty with and into Pacific Western National Bank, a national banking association directly wholly owned by First Community (together, the "Merger") pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of June 9, 2005, as amended prior to the date hereof, by and between First Community and Pacific Liberty as described in the Joint Proxy Statement-Prospectus of First Community and Pacific Liberty (the "Joint Proxy Statement-Prospectus"), which is part of the Registration Statement on Form S-4 of First Community filed in connection with the Merger. All capitalized terms used and not otherwise defined herein have the meanings provided in the Agreement.

        For purposes of this opinion, I have reviewed the Agreement and such other documents and matters of law and fact as I have considered necessary or appropriate, and I have assumed, with your consent, the following:

          (i)    The Merger will be completed in the manner set forth in the Agreement and the Joint Proxy Statement-Prospectus; and

          (ii)   The representations contained in the letters of representation from First Community and Pacific Liberty to me, both dated September 2, 2005 were true, correct and complete when made and will be true, correct and complete at the Effective Time, in each case without regard to any qualifications as to knowledge, belief or intent.

        On the basis of the foregoing, and my consideration of such other matters of fact and law as I have deemed necessary or appropriate, it is my opinion, under presently applicable federal income tax law, which may change prior to the Effective Time, that:

          (i)    The Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

          (ii)   None of First Community, PLB Acquisition Corp., Pacific Liberty and Pacific Western National Bank will recognize gain or loss on the transfers of shares, assets or liabilities undertaken in the Merger; and

          (iii)  No gain or loss will be recognized by holders of Pacific Liberty common stock upon the receipt of First Community common stock by such holders in exchange for all their Pacific Liberty common stock, except to the extent of cash received in lieu of fractional shares.

        My opinion is limited to the foregoing United States federal income tax consequences of the Merger, which are the only matters as to which you have requested my opinion, and you must judge whether the matters addressed herein are sufficient for your purposes. I do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal tax law arising under the laws of the United States.

        This opinion is only addressed to, and solely for the benefit of, the holders of Pacific Liberty common stock and is not intended or written by me to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer.

        My opinion is based on the understanding that the relevant facts are, and will be on the Effective Date of the Merger, as set forth in this letter. If this understanding is incorrect or incomplete in any respect, my opinion could be affected. My opinion is also based on the Code, Treasury Regulations, case law, and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such changes may be made with retroactive effect. I can give no assurance that after any such change, my opinion would not be different.

        I undertake no responsibility to update or supplement my opinion after the Effective Date of the Merger. This opinion may be relied upon only with respect to the proposed Merger described herein.

        I hereby consent to the reference to me under the heading "Material United States Federal Income Tax Considerations of the Merger" in the Joint Proxy Statement-Prospectus and the filing of this opinion as Exhibit 8.2 to the Registration Statement. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                      Very truly yours,

                      /s/ Murray H. Falk

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  Exhibit 8.2